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                                                                     Exhibit k.4

                        ADMINISTRATIVE SERVICES AGREEMENT

         AGREEMENT made as of the 25/th/ day of November, 2002, by and between CDC IXIS Asset Management Services, Inc., a Massachusetts corporation ("CIS"), and AEW Real Estate Income Fund (the "Trust").

                                   WITNESSETH:

         WHEREAS, the Trust is registered as a closed-end management investment company under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to employ CIS to provide certain administrative services to the Trust in the manner and on the terms set forth in this Agreement, and CIS wishes to perform such services;

         NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties hereby agree as follows:

1. Appointment and Acceptance. The Trust hereby employs CIS to act as Administrator of the Trust on the terms set forth in this agreement. CIS hereby accepts such employment and agrees to furnish the services and to assume the obligations herein set forth for the compensation herein provided. The Trust will initially consist of classes of shares listed on Schedule A to this Agreement. In the event that the Trust establishes additional classes of shares with respect to which such Trust wishes to employ CIS to act as Administrator hereunder, the Trust shall notify CIS in writing. Upon written acceptance by CIS, such classes of shares shall become subject to the provisions of this Agreement to the same extent as the existing classes of shares, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trust) may be modified with respect to each additional class in writing by the Trust and CIS at the time of the addition of the class.

2.       Services Provided by CIS.

(a) CIS shall perform or arrange for the performance of the various administrative and clerical services listed in Schedule B hereto. The administrative services provided hereunder shall be subject to the control, supervision and direction of the Trust and the review and comment by the Trust's auditors and legal counsel and shall be performed in accordance with procedures that may be established from time to time between the Trust and CIS. CIS shall provide the office space, facilities, equipment and the personnel required by it to perform the services contemplated herein.

(b) In providing any or all of the services listed in Schedule B hereto, and in satisfaction of its obligations to provide such services, CIS may enter into agreements with one or more other third parties to provide such services to the Trust; provided, however, that CIS shall be as fully responsible to the Trust for the acts and omissions of any such third party service providers as it would be for its own acts or omissions hereunder.

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3.       Compensation and Expenses.

(a) For the services provided by CIS hereunder, the Trust shall pay CIS the greater of the following:

         (1) an annual minimum fee payable in equal monthly installments equal to $150,000; or

         (2) a monthly fee (accrued daily) based on the Trust's average daily managed assets during the calendar month, such fee being calculated at the annualized rates set forth below:

         -----------------------------------------------------------------------
         Average Daily Managed Assets        Annualized Fee Rate
                                             As a % of Average Daily Managed
                                             Assets
         -----------------------------------------------------------------------
         $0 - $300 million                   0.0600%
         -----------------------------------------------------------------------
         Over $300 million                   0.0575%
         -----------------------------------------------------------------------

(b) In addition, the Trust shall reimburse CIS for its reasonable out-of-pocket expenses as well as any other advances incurred by CIS with the consent of the Trust with respect to its provision of services hereunder.

(c) For any period less than a full calendar month, any fees payable to CIS for such period shall be pro-rated for such lesser period. All of the foregoing fees and expenses will be billed monthly in arrears by CIS. The Trust shall pay such fees and reimburse such expenses promptly upon receipt of an invoice therefor and, in no event, later than five (5) business days after receipt of the invoice.

(d) The Trust agrees promptly to reimburse CIS for any equipment and supplies specially ordered by or for the Trust through CIS at the request or with the consent of the Trust, and for any other expenses not contemplated by this Agreement that CIS may incur on behalf of, at the request of, or with the consent of the Trust.

(e) The Trust will bear all expenses that are incurred in its operation and not specifically assumed by CIS. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Trust's registration statement, proxy materials, stock exchange listing, federal and state tax qualification as a regulated investment company and other reports and materials prepared by CIS under this Agreement); cost of any services contracted for by the Trust directly from parties other than CIS; cost of brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any non-affiliated officer or director/trustee or any employee of the Trust; costs incidental to the preparation, printing and distribution of the Trust's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Trust's tax returns, Form N-2, Form N-SAR and other applicable

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         SEC-required forms, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; costs and fees associated with the Trusts listing on any stock exchange; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Trust's net asset value.

4.       Limitation of Liability; Indemnification.

(a) CIS shall not be liable to the Trust for any error of judgment or mistake of law or for any loss arising out of any act or omission by CIS, or any persons engaged pursuant to Section 2(b) hereof, including officers, agents, and employees of CIS and its affiliates, in the performance of its duties hereunder; provided, however, that nothing contained herein shall be construed to protect CIS against any liability to the Trust, or the shareholders to which CIS shall otherwise be subject by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations and duties hereunder.

(b) CIS will indemnify and hold harmless the Trust, their officers, employees, and agents and any persons who control the Trust (the "Trust Indemnified Parties") and hold each of them harmless from any losses, claims, damages, liabilities, or actions in respect thereof to which the Trust Indemnified Parties may become subject, including amounts paid in settlement with the prior written consent of CIS, insofar as such losses, claims, damages, liabilities, or actions in respect thereof arise out of or result from the failure of CIS to comply with the terms of this Agreement.

         CIS will reimburse the Trust for reasonable legal or other expenses reasonably incurred by the Trust in connection with investigating or defending against any such loss, claim, damage, liability, or action. CIS shall not be liable to the Trust for any action taken or omitted by the Trust in bad faith or with willful misfeasance or negligence or with reckless disregard by the Trust of their respective obligations and duties hereunder. The indemnities herein shall, upon the same terms and conditions, extend to and inure to the benefit of each of the officers of the Trust and any person controlling the Trust.

(c) The obligations set forth in this Section 4 shall survive the termination of this Agreement.

5.       Activities of CIS Not Exclusive; Dual Interests.

(a) The services of CIS under this Agreement are not to be deemed exclusive, and CIS and any person controlled by or under common control with CIS shall be free to render similar services to others.

(b) It is understood that any of the officers, employees, and agents of the Trust may be a shareholder, director, officer, employee, or agent of, or be otherwise interested in, CIS, any affiliated person of CIS, any organization in which CIS may have an interest, or any organization that may have an interest in the Trust. Except as otherwise provided by specific provisions of applicable law, the existence of any such dual interest shall not affect the validity of this Agreement or any of the transactions hereunder.

6.       Representations and Warranties.

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(a)      The Trust represents and warrants to CIS that this Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid, and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) CIS represents and warrants to the Trust that this Agreement has been duly authorized by CIS and, when executed and delivered by CIS, will constitute a legal, valid, and binding obligation of CIS, enforceable against CIS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

7.       Duration and Termination of this Agreement.

(a) This Agreement shall become effective as of the date first above written and, unless otherwise terminated, shall continue indefinitely; provided, however, that this Agreement may be terminated at any time without the payment of any penalty by either party on not less than sixty (60) days' written notice to the other party.

(b) This Agreement shall automatically terminate for the Trust in the attached Schedule A upon the termination of the Trust's Investment Management Agreement.

(c) Unless otherwise terminated, this Agreement shall continue in effect for one year from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust.

(d) CIS hereby agrees that any books and records prepared hereunder with respect to the Trust are the property of the Trust and shall be readily accessible to the Trust and their respective trustees, officers and agents during normal business hours. CIS further agrees that, upon the termination of this Agreement or otherwise upon request, CIS will surrender promptly to the Trust copies of all such books and records.

8. Amendments and Waivers. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Trust's Board of Trustees, and such amendment is set forth in a written instrument executed by each of the parties hereto. At any time, any of the provisions hereof may be waived by the written mutual consent of the parties hereto.

9. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notices shall be sent to the addresses set forth below or to such other address as either party may designate by written notice to the other.

              If to CIS:

              CDC IXIS Asset Management Services, Inc.
              399 Boylston Street
              Boston, MA 02116

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              Attention: President
              With a copy to: General Counsel

              If to the Trust:

              AEW Real Estate Income Fund
              399 Boylston Street
              Boston, MA 02116
              Attention: President
              With a copy to: Secretary

Notice shall also be deemed sufficient if given electronically or by telex, telecopier, telegram, or other similar means of same day delivery (with a confirming copy by mail as provided herein).

10.      Additional Provisions

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements, or understandings.

(b) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(c) Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts as then in effect.

(d) Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

(e) Headings. Headings used in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


CDC IXIS ASSET MANAGEMENT SERVICES, INC.


By:    /s/ Christopher L. Wilson
       -----------------------------------

Name:  Christopher L. Wilson
Title: President & Chief Executive Officer


AEW REAL ESTATE INCOME FUND


By:    /s/ John T. Hailer
       -----------------------------------

Name:  John T. Hailer
Title: President

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                                                                      Schedule A

                                      Trust

AEW REAL ESTATE INCOME FUND
      Common Shares, $0.00001 par value
      Auction Market Preferred Shares

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                                                                      Schedule B

                        Description of Services Provided


CIS shall perform or arrange for the performance of the following administration and clerical services:

Corporate Secretarial Services

         1. provide Secretary and Assistant Secretaries for the Trust and other officers as requested;

         2. maintain general corporate calendar, tracking all legal and regulatory compliance through annual cycles;

         3. prepare Board materials for quarterly Board meetings and Board committee meetings, including agenda and background materials for annual review of advisory fees, presentation of issues to the Board, prepare minutes and follow-up on matters raised at meetings;

         4.  maintain charter documents for the Trust;

         5. prepare organizational Board meeting materials for the Trust and any new share classes;

         6. draft contracts, assisting in negotiation and planning, as appropriate, for example advisory agreements, underwriting and placement agreements, transfer agency and custodian agreements, and various other agreements and amendments;

         7. prepare and file proxy solicitation materials for annual or special meeting of shareholders, oversee solicitation and tabulation efforts, conduct annual and special shareholder meetings and provide legal presence at meetings;

Registration and Disclosure Assistance Services

         8. prepare and file any necessary amendments to the Trust's registration statement, including updating prospectuses and SAIs;

         9.  prepare and file prospectus and SAI supplements, as needed;

         10. prepare and file other regulatory documents, including N-SARs, N-CSRs, and annual and semi-annual reports, and proxy statements;

         11. negotiate, obtain and file fidelity bonds and monitor compliance with Rule 17g-1 and Rule 17d-1(7) under the 1940 Act;

         12. negotiate, obtain and monitor directors' and officers' errors and omissions policies;

         13. prepare and file shareholder meeting materials (including proxy statement for annual or special shareholder meeting) and assist with all shareholder communications;

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Legal Consulting and Planning Services

         14. provide general legal advice on matters relating to portfolio management, trust operations including compliance with Regulation F-D, sales and trading of the Trust's shares, development of advertising materials during offering period, changing or improving disclosure, and any potential changes in the Trust's investment policies, operations, or structure;

         15. communicate significant emerging regulatory and legislative developments to the Adviser, the Trust and the Board and provide related planning assistance;

         16. develop or assist in developing guidelines and procedures to improve overall compliance by the Trust;

         17. provide advice with regard to litigation matters, routine fund examinations and investigations by regulatory agencies, stock exchanges and rating agencies;

         18. provide advice regarding long-term planning for the Trust, including creation of share classes, leverage issues, corporate structural changes, mergers, acquisitions, and other asset gathering plans;

         19. provide advice regarding share repurchases and other strategies to manage trading price discount;

         20. maintain effective communications with fund counsel and counsel to the independent Trustees, if any;

         21. create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects;

         22. monitor activities and billing practices of counsel performing services for the Trust or in connection with related Trust activities;

         23. provide consultation and advice for resolving compliance questions along with the Adviser, its counsel, the Trust and Trust counsel;

         24. provide active involvement with the management of SEC, relevant stock exchange and other regulatory examinations;

         25. maintain the Trust's Code of Ethics and monitor compliance of personnel;

         26. assist in the preparation and filing of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 and Section 30(f) of the 1940 Act for the officers and trustees of the Trust, such filings to be based on information provided by those persons and the Trust's investment adviser;

Transfer Agent Monitoring Services

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         27. monitor the content of confirmations, statements, annual and semi-annual reports, disclosure statements and shareholder administrative communications relative to conformance with regulatory requirements and are distributed within the mandated time frames;

         28. review and monitor transfer agent activity relative to regulatory compliance, integrity of the Trust and shareholders systemic weaknesses, and potential liability and fraud;

         29. review and monitor the investigation, research and resolution of customer and other complaints, promoting equitable treatment of all parties;

         30. consult with transfer agent and other staff regarding requirements related to annual or special meeting of shareholders, distribution issues including payment programs, sub-transfer agent arrangements and other regulatory issues;

         31. review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees;

Treasury Financial Services

         32. provide Treasurer and Assistant Treasurers for the Trust as requested;

         33. oversee the generation of portfolio schedules utilizing data from the Trust's Custodian;

         34. oversee the creation of financial statements and financial highlight tables;

         35. maintain and update the notes to the financials;

         36. supply the Trust's Custodian with a listing of audit reports and schedules;

         37. coordinate with external auditors for annual audit;

         38. review financial statements for completeness accuracy and full disclosure;

         39. coordinate ROCSOP adjustments with auditors;

         40. determine and monitor expense accrual for each fund;

         41. verify management and other fees calculated by the Custodian;

         42. review fund waivers and deferrals;

         43. calculate total returns for the Trust and respective classes using the Fundstation system;

         44. oversee and review custodial bank services including maintenance of books and records;

         45. provide service bureaus and rating agencies with the Trust's statistical information;

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       46.  oversee the determination and publication of the Trust's net asset value, share prices and dividend rates;

       47. monitor and regularly report to the Trustees the difference between the Trust's net asset value and share price;

       48. review the calculation, submit for approval by an officer of the Trust, and arrange for the payment of the Trust's expenses;

       49. oversee and review the calculation of fees paid to the Trust's Adviser, underwriter, custodian and transfer agent and submit to an officer for Trust approval;

       50. prepare such financial information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed, and such other information and reports required by such stock exchanges as may be mutually agreed upon;

       51. prepare such financial information and reports as may be required by any banks from which the Trust borrows funds;


Treasury Regulatory Services

       52. prepare and file annual and semi-annual N-SAR and N-CSR forms and shareholder reports with the SEC;

       53.  provide Trustees with condensed portfolio information;

       54.  review securities lending activity;

       55.  review pricing errors;

       56.  review fair value pricing;

       57.  review stale pricing;

       58.  review collateral segregation;

       59.  provide weekly summaries of pricing overrides to management;

       60. provide a review of expense caps and management fee waivers to management;

       61.  review short sales;

       62.  review derivatives positions;

       63.  review brokerage commissions;

       64.  review dividends and capital gain distributions;

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Treasury Tax Services

       65. provide annual tax information (Form 1099) for each fund or class of shares to shareholders and transfer agents;

       66. calculate distribution of capital gains, income and spill back requirements;

       67.  provide estimates of capital gains;

       68.  provide Form 1099 information to vendors;

       69. provide service bureaus, brokers and various parties with tax information noticed;

       70.  prepare and file excise tax returns;

       71.  prepare and file income tax returns;

       72.  prepare tax identification number filings;

       73. perform IRS sub-chapter M testing for 25% diversification, 50% diversification, 90% gross income, 90% income distribution requirement (annually), and 98% excise distribution requirement (annually);

Treasury Compliance Services

       74. perform periodic oversight review to ensure investment manager compliance with investment policies and limitations;

       75. obtain and review investment manager certification on adhering to all investment policies, restrictions and guidelines;

       76. review weekly designated collateral on all fund derivative and delayed delivery positions;

       77. monitor and report on the Trust's issuance of preferred shares, including performing any tests necessary to ensure compliance with the asset coverage tests of the 1940 Act and prepare any maintenance reports required by the Board or rating agencies in connection with their rating the Trust's securities;

Treasury Special Services

       78.  administer daily review of securities lending program(s);

       79. ensure semiannual review of Trust for opportunities with lending and review of current income levels;

       80. establish opportunities with investment manager and brokers for directed commission programs;

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       81.  monitor line of credit arrangement and payment of commitment fees;

       82. maintain Trustee payments and monitor deferred compensation arrangements to the extent a deferral plan exists for the Trust;

       83.  provide Trustees with Form 1099 information;

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